Exhibit 99.1


                      MEDCATH TO BUILD SIXTH HEART HOSPITAL

                   Completion of Facility in Phoenix, Arizona
                            Scheduled for Spring 1998


         Charlotte, North Carolina (January 10, 1997) -- MedCath Incorporated (Nasdaq/NM:MCTH) today announced that it has formed a venture with the Arizona Heart Institute to construct a new heart hospital to be located in Phoenix, Arizona. To be named the Arizona Heart Hospital, the venture plans to complete the hospital by Spring 1998 and will be the Company's sixth heart hospital project. The Company currently operates one heart hospital, the McAllen Heart Hospital, and has four others in various stages of development. The Arkansas Heart Hospital and the Tucson Heart Hospital are both expected to open in calendar 1997 and the Austin Heart Hospital and the Bakersfield Heart Hospital are both expected to open in calendar 1998.

The Arizona Heart Hospital will be owned and operated by a limited liability company in which MedCath owns a majority interest and serves as manager. The Arizona Heart Institute, with over 50 physicians specializing in the diagnosis and treatment of heart disease, is another major investor. Other investors include individual cardiologists and cardiovascular surgeons. The Arizona Heart Institute, led by Dr. Edward Diethrich, was founded in 1971 and was the nation's first freestanding outpatient clinic devoted solely to the prevention, detection and treatment of heart and blood vessel diseases. The Institute and its physician partners are widely recognized as innovators in the field of heart disease diagnosis and advanced treatment modalities.

 Stephen R. Puckett, president of MedCath said, "We are very excited about this heart hospital in Phoenix, Arizona, and our physician partners. The Arizona Heart Institute is one of the premier cardiac care facilities in the world. Dr. Diethrich is an internationally renowned cardiovascular surgeon who has pioneered many diagnostic and surgical techniques, all of which have been milestones in improving the quality of cardiac care. He is considered the authority on endovascular surgery and leads an outstanding group of physicians at the Institute with whom we are very pleased to have joined forces. This hospital will be our second in the state of Arizona and, coupled with our existing cath labs and physician group practice, gives us a very strong platform on which to build a statewide integrated cardiovascular care system."

MedCath Incorporated is a provider of cardiology and cardiovascular services through the operation of specialized facilities and the management of physician practices. The Company operates one specialty heart hospital and has five additional heart hospitals under development, manages three medical practices comprised of a total of 76 physicians, manages fixed-site cardiac diagnostic and therapeutic centers, and owns and operates mobile cardiac catheterization laboratories serving networks of hospitals.


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